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                                                                      EXHIBIT 12

                      ELECTRONIC DATA SYSTEMS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                         YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                             1996      1995       1994         1993        1992
                                           --------  --------  -----------  -----------  ---------
                                                            (DOLLARS IN MILLIONS)
Income before cumulative
  effect of accounting change              $  431.5  $  938.9     $  821.9     $  724.0  $  635.5
United States, foreign, and other
  income taxes                                242.6     528.1        462.3        407.3     365.3
Equity in (income) losses of
  affiliates                                     .4       8.8          6.2          4.9      (3.4)
                                           --------  --------     --------     --------  --------

Income before income taxes,
  undistributed (income) losses of
  affiliates, and amortization of
  capitalized interest                        674.5   1,475.8      1,290.4      1,136.2     997.4
                                           --------  --------     --------     --------  --------

Fixed charges included in net income:
Interest and related charges on debt          153.0     120.8         51.7         34.5      43.0
Portion of rentals deemed to be
  interest                                    219.0     228.0        176.9        189.9     206.1
Minority interest-preferred stock
  dividends                                     2.8        --           --           --        --
                                           --------  --------     --------     --------  --------

Total fixed charges included in
  net income                                  374.8     348.8        228.6        224.4     249.1
                                           --------  --------     --------     --------  --------

Earnings available for fixed charges       $1,049.3  $1,824.6     $1,519.0     $1,360.6  $1,246.5
                                           ========  ========     ========     ========  ========
Fixed charges:
  Fixed charges included in
    net income                             $  374.8  $  348.8     $  228.6     $  224.4  $  249.1
  Interest capitalized in the period             --        --          1.2          5.4      18.1
                                           --------  --------     --------     --------  --------
Total fixed charges                        $  374.8  $  348.8     $  229.8     $  229.8  $  267.2
                                           --------  --------     --------     --------  --------

Fixed charge coverage                      $  674.5  $1,475.8     $1,289.2     $1,130.8  $  979.3
                                           --------  --------     --------     --------  --------

Ratio of earnings to fixed charges              2.8       5.2          6.6          5.9       4.7
                                           ========  ========     ========     ========  ========
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